Sub-Item 77Q1(a)

                               AMENDMENT NO. 4 TO
                           AMENDED AND RESTATED BYLAWS
                       OF AIM INVESTMENT SECURITIES FUNDS

                        Adopted effective April 30, 2010

The Amended and Restated Bylaws of AIM Investment Securities Funds (the "Trust"), adopted effective September 14, 2005, (the "Bylaws"), are hereby amended as follows:

     1. AIM Investment Securities Funds is now named AIM Investment Securities Funds (Invesco Investment Securities Funds).

     2. All references to AIM Investment Securities Funds in the Bylaws are hereby deleted and replaced with AIM Investment Securities Funds (Invesco Investment Securities Funds).